Exhibit 99.1

4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

Doug Goforth, CFO & Treasurer	Investor Relations:
BlueLinx Holdings Inc.	Maryon Davis, Director Finance & IR
(770) 953-7505	(770) 221-2666
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES FOURTH-QUARTER RESULTS
— Net Profit of $12.0 Million on 27% Revenue Decline —
— Expects Tax Refund of $20.4 Million —
ATLANTA — February 17, 2010 — BlueLinx Holdings Inc. (NYSE:BXC), a leading distributor of building products in North America, today reported financial results for the fourth quarter ended January 2, 2010.
The Company generated net income of $12.0 million, or $0.37 per diluted share for the fourth quarter of 2009, compared with a net loss of $25.1 million, or $0.81 per diluted share, in the year-ago period. The fourth-quarter results include a tax benefit of $23.6 million or $0.72 per diluted share. This income tax benefit is comprised of a $20.4 million benefit related to our anticipated tax refund on our 2009 taxable loss, due to the extension of the net operating loss carry back provision to five years and a $3.3 million non-cash benefit related to the allocation of income tax expense to other comprehensive income, which is recorded in shareholders’ equity, partially offset by other income tax expense. Revenues decreased 27% to $366.1 million from $501.5 million for the same period a year ago. Overall unit volume fell 23%. The sales decline was mainly due to lower unit volumes in both structural and specialty products driven predominately by a 20% decline in housing starts relative to year-ago levels.
Gross profit for the fourth quarter totaled $45.3 million, down 2.5% from $46.4 million in the prior-year period, reflecting lower unit volume associated with the decline in housing starts. Gross margins of 12.4% increased from the 9.3% margins generated in the year earlier period. Total operating expenses decreased $23.2 million, or 32% from the same period a year ago, as the Company continued to align its cost structure to the current operating environment and recognized a deferred gain of $6.0 million from the sale of a surplus property in the fourth quarter of 2008. Reported operating loss for the quarter was $4.8 million, compared with an operating loss of $26.8 million a year ago.
“While conditions remain difficult, I believe that we have reached the bottom of this four-year decline,” said BlueLinx President and CEO George Judd. “As we move forward in 2010, we are confident in our ability to both increase our share of the market and maintain the operating discipline that we demonstrated throughout 2009.”
For the full year ended January 2, 2010, net loss totaled $61.5 million, or $1.98 per diluted share, on revenues of $1.65 billion, compared with a net loss of $31.7 million, or $1.02 per diluted share, on revenues of $2.8 billion a year ago. The decline in income and revenue was largely due to the 39% decline in housing construction activity relative to the prior period, as well as various charges taken during the twelve month period including the recognition of a tax valuation allowance, facility consolidation and severance related costs, and interest charges associated with our ineffective interest rate swap. These charges are quantified below.

BlueLinx 4Q ’09 Press Release

Gross profit for the full year ended January 2, 2010 totaled $193.2 million and gross margin was 11.7%, compared with $314.9 million and 11.3%, respectively, a year earlier. Operating expenses declined $114.5 million, or 35.4%, from $323.9 million a year ago.
The Company’s operating results for the fourth quarter of 2009 and the full-year period, adjusted for significant special items, are shown in the following table (see accompanying financial schedules for full financial details and reconciliations of non-GAAP financial measures to their GAAP equivalents):

	Quarter	Year
	Ended	Ended
in millions, except per share amounts	January 2,	January 2,
(unaudited)	2010	2010
Pretax loss	$(11.6)	$(56.9)
Gain on early cancellation of Master Supply Agreement with G-P	(0.2)	(17.8)
Gain on sale of certain surplus properties	(6.0)	(10.4)
Changes associated with the ineffective interest rate swap	(1.1)	6.3
Facility consolidations & severance related costs	—	2.2
Write-off of debt issuance costs	—	1.4

Adjusted pretax loss	(18.9)	(75.2)
Adjusted benefit from income taxes	(9.1)	(32.5)

Adjusted net loss	$(9.8)	$(42.7)

Diluted weighted average shares	32.7	31.0

Adjusted diluted net loss per share applicable to common shares	$(0.30)	$(1.38)

The above table reflects the following events which occurred during the fourth quarter and the full-year period: (i) the Company reached an agreement with Georgia-Pacific LLC (“G-P”) to cancel our Master Supply Agreement one year prior to the original expiration date, with G-P agreeing to make four quarterly payments to BlueLinx starting May 1, 2009; (ii) during the quarter the Company realized a $6 million deferred gain recorded on the sale of a surplus property in the fourth quarter of fiscal 2008, in addition certain other surplus properties were sold in the full-year period; (iii) during the quarter the Company recorded a reduction to the fair value of the ineffective interest rate swap. In the full-year period, the Company reduced its borrowings under the revolving credit facility by $100 million resulting in non-cash interest charges, partially offset by a reduction in fair value, related to its ineffective interest rate swap; (iv) the Company recorded other restructuring costs related to facility consolidations and severance expense; and (v) the Company wrote-off a portion of its debt issuance costs related to the Company’s decision to lower its revolving credit facility from $800 million to $500 million which resulted in a non-cash charge. The adjusted benefit from income taxes reflected in the table is based on the Company’s effective tax rate for both the current quarter and full-year period, excluding the valuation allowance recorded against its deferred tax assets of $29.3 million for the full-year period, which assumes we are in a position to demonstrate that our deferred tax assets were realizable.
Conference Call
BlueLinx will host a conference call today at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Investors can listen to the conference call and view the accompanying slide presentation by going to the BlueLinx web site, www.BlueLinxCo.com, and selecting the conference link on the Investor Relations page. Investors will be able to access an archived recording of the conference call for one week by calling 706-645-9291, Conference ID# 55215557. The recording will be available two hours after the conference call has concluded. Investors also can access a recording of this call on the BlueLinx web site, where a replay of the webcast will be available for 90 days.

BlueLinx 4Q ‘09 Press Release

Use of Non-GAAP Measures
BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges or other nonrecurring events, when appropriate, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Any non-GAAP measures used herein are reconciled in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing approximately 2,000 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our outlook on the housing industry. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that we distribute, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital including the availability of residential mortgages; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended January 3, 2009 and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.
- Tables to Follow -

BlueLinx Holdings Inc.
Statements of Operations
in thousands, except per share data

	Quarters Ended		Years Ended
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$366,108	$501,514	$1,646,108	$2,779,699
Cost of sales	320,828	455,068	1,452,947	2,464,766

Gross profit	45,280	46,446	193,161	314,933

Operating expenses:
Selling, general, and administrative	46,469	67,748	210,214	303,403
Net gain from terminating the Georgia-Pacific supply agreement	(217)	—	(17,772)	—
Depreciation and amortization	3,831	5,508	16,984	20,519

Total operating expenses	50,083	73,256	209,426	323,922

Operating loss	(4,803)	(26,810)	(16,265)	(8,989)
Non-operating expenses:
Interest expense	7,846	11,017	32,456	38,547
Changes associated with the ineffective interest rate swap, net	(1,089)	—	6,252	—
Write-off of debt issuance costs	—	—	1,407	—
Other expense, net	37	216	519	601

Loss before (benefit from) provision for income taxes	(11,597)	(38,043)	(56,899)	(48,137)
(Benefit from) provision for income taxes	(23,622)	(12,926)	4,564	(16,434)

Net income (loss)	$12,025	$(25,117)	$(61,463)	$(31,703)

Basic weighted average number of common shares outstanding	32,550	31,164	31,017	31,083

Basic net income (loss) per share applicable to common shares	$0.37	$(0.81)	$(1.98)	$(1.02)

Diluted weighted average number of common shares outstanding	32,666	31,164	31,017	31,083

Diluted net income (loss) per share applicable to common shares	$0.37	$(0.81)	$(1.98)	$(1.02)

BlueLinx Holdings Inc.
Balance Sheets
in thousands

	January 2,	January 3,
	2010	2009
	(unaudited)	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$29,457	$150,353
Receivables, net	119,347	130,653
Inventories, net	173,185	189,482
Deferred income tax assets	—	11,868
Other current assets	44,970	34,122

Total current assets	366,959	516,478

Property, plant, and equipment:
Land and improvements	52,621	53,426
Buildings	96,145	96,159
Machinery and equipment	69,767	70,491
Construction in progress	791	2,035

Property, plant, and equipment, at cost	219,324	222,111
Accumulated depreciation	(82,141)	(69,336)

Property, plant, and equipment, net	137,183	152,775
Non-current deferred income tax assets	—	17,468
Other non-current assets	42,704	42,457

Total assets	$546,846	$729,178

Liabilities:
Current liabilities:
Accounts payable	$64,618	$78,367
Bank overdrafts	27,232	24,715
Accrued compensation	4,879	11,552
Current maturities of long-term debt	—	60,000
Other current liabilities	22,508	21,317

Total current liabilities	119,237	195,951

Noncurrent liabilities:
Long-term debt	341,669	384,870
Other non-current liabilities	35,120	45,505

Total liabilities	496,026	626,326

Shareholders’ Equity:
Common stock	322	323
Additional paid in capital	145,035	144,148
Accumulated other comprehensive loss	(8,375)	(16,920)
Accumulated deficit	(86,162)	(24,699)

Total shareholders’ equity	50,820	102,852

Total liabilities and shareholders’ equity	$546,846	$729,178

BlueLinx Holdings Inc.
Statements of Cash Flows
in thousands

	Years Ended
	January 2,	January 3,
	2010	2009
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net loss	$(61,463)	$(31,703)
Adjustments to reconcile net loss to cash (used in) provided by operations:
Depreciation and amortization	16,984	20,519
Amortization of debt issuance costs	2,459	2,479
Net gain from terminating the Georgia-Pacific supply agreement	(17,772)	—
Payments from terminating the Georgia-Pacific supply agreement	14,118	—
Gain from sale of properties	(10,397)	(1,936)
Prepayment fees associated with sale of facility	616	1,868
Changes associated with the ineffective interest rate swap, net	6,252	—
Write-off of debt issuance costs	1,407	—
Non-cash vacant property charges	1,222	4,441
Deferred income tax provision (benefit)	23,851	(2,935)
Share-based compensation expense	2,922	2,614
Excess tax benefits from share-based compensation arrangements	—	(81)
Increase in restricted cash related to the swap, insurance, and other	(2,511)	(6,210)
Changes in assets and liabilities:
Receivables	11,306	132,523
Inventories	16,297	146,405
Accounts payable	(13,749)	(86,350)
Changes in other working capital	(12,805)	20,440
Other	1,410	(11,684)

Net cash (used in) provided by operating activities	(19,853)	190,390

Cash flows from investing activities:
Property, plant, and equipment investments	(1,815)	(4,919)
Proceeds from disposition of assets	14,451	5,904

Net cash provided by investing activities	12,636	985

Cash flows from financing activities:
Repurchase of common stock	(2,042)	—
Proceeds from stock options exercised	—	434
Excess tax benefits from share-based compensation arrangements	—	81
Decrease in the revolving credit facility	(100,000)	(27,535)
Payment of principal on mortgage	(3,201)	(6,130)
Prepayment fees associated with sale of facility	(616)	(1,868)
Increase (decrease) in bank overdrafts	2,517	(12,437)
Debt financing costs	—	(217)
Increase in restricted cash related to the mortgage	(10,296)	(9,119)
Other	(41)	10

Net cash used in financing activities	(113,679)	(56,781)

(Decrease) increase in cash	(120,896)	134,594
Balance, beginning of period	150,353	15,759

Balance, end of period	$29,457	$150,353

BlueLinx Holdings Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Loss
in thousands

	Quarter Ended	Year Ended
	January 2,	January 2,
GAAP Reconciliation	2010	2010
	(unaudited)	(unaudited)

GAAP net income (loss)	$12,025	$(61,463)
Gain on early cancellation of Master Supply Agreement with G-P	(217)	(17,772)
Gain from sale of certain surplus properties	(5,990)	(10,397)
Changes associated with the ineffective interest rate swap, net	(1,089)	6,252
Facility consolidations & severance related costs	—	2,153
Write-off of debt issue costs	—	1,407
Tax effect of selected charges	3,022	9,076
Valuation allowance	(16,324)	29,336

Adjusted net loss	$(8,573)	$(41,408)